ACTEL CORPORATION

                                  Supplement to
            Offer to Exchange All Outstanding Options for New Options
                            (the "Offer Supplement")

     The offer and withdrawal rights expire at 9:00 p.m., Pacific Daylight Time, on June 29, 2001, unless the offer is extended.

     The Offer to Exchange all Outstanding Options for New Options dated June 1, 2001 (the "Offer to Exchange") is amended and supplemented as set forth below. The item numbers listed below refer to the item numbers contained in the Offer to Exchange.

     o The sentence under Item 5 amends and restates the last sentence of the first paragraph of the Offer to Exchange.

     o The two paragraphs under Item 17 amend and restate the first two paragraphs of the Offer to Exchange.

     o The information under the other item numbers listed below supplement the Offer to Exchange.

Except as amended or supplemented below, the original terms and conditions of the Offer to Exchange remain in effect.

     This Offer Supplement is being transmitted to you via electronic mail and is posed on the Actel intranet. Hard copies of this Offer Supplement may be obtained at no cost by contacting us at Actel Corporation, Attn: Investor Relations, 955 East Arques Avenue (Building 3), Sunnyvale, California 94086, or telephoning us at (408) 522-2341.

     5.   Acceptance of Options for Exchange and Issuance of New Options
     -------------------------------------------------------------------

     Promptly after we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), by which we will commit to grant stock options covering the same number of shares as the options cancelled pursuant to this offer, provided that you remain an eligible employee on the date on which the grant is to be made.

     9.   Information Concerning Actel
     ---------------------------------

     Set forth below is a selected summary of our financial information. The selected historical statement of operations data for the years ended December 31, 1999 and 2000, and the selected historical balance sheet data as of December 31, 2000, have been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, which have been audited by Ernst & Young LLP, independent public accountants. The selected historical statement of operations data for the three months ended March 31, 2000 and 2001, and the selected historical balance sheet data as of March 31, 2001, which are included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, are unaudited but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our consolidated financial statements and related notes.

                                ACTEL CORPORATION

                          Summary Financial Information
                      (in thousands, except per share data)

                                                                                           December 31,
                                                                 March 31    ----------------------------------------
                                                                   2001          2000          1999          1998
                                                               ------------  ------------  ------------  ------------
(1) Summarized financial information:
     Current assets.......................................     $    220,129  $    229,285  $    177,884  $    138,512
     Noncurrent assets....................................           84,718        83,149        75,227        41,196
     Current liabilities..................................           66,779        82,333        69,066        52,654
     Noncurrent liabilities...............................            1,839            --         5,415            --

                                                     Three Months Ended
                                                         March 31,                   Years Ended December 31,
                                                 --------------------------  ----------------------------------------
                                                     2001          2000          2000          1999          1998
                                                 ------------  ------------  ------------  ------------  ------------
     Net revenues..............................  $     45,034  $     50,666  $    226,419  $    171,661  $    154,427
     Gross margin..............................        28,160        31,458       141,739       105,274        92,785
     Income from operations....................         3,463        10,555        38,478        22,244        19,822
     Net income................................         2,795         8,099        41,445        17,638        14,987

(2)  Earnings per share from continuing
     operations:
     Basic.....................................          0.12          0.36          1.77          0.81          0.71
     Diluted...................................          0.11          0.32          1.58          0.76          0.68

(3)  Earnings per share from continuing
     operations:
     Basic.....................................          0.12          0.36          1.77          0.81          0.71
     Diluted...................................          0.11          0.32          1.58          0.76          0.68

(4)  Ratio of earnings to fixed charges (a).            15.30         35.62         51.71         19.35         21.18

(5)  Book value per share (b)...............            10.02          8.65          9.86          7.94          6.00

(6)  Not applicable

------------------------------------------------------------

     (a) Ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest, amortization of original issue discount, and debt issuance costs, as applicable) and the estimated portion of operating lease rental expense that represents the interest factor (deemed to be one-third of lease payments).

     (b)  Book  value  per  share  is   computed  by   dividing   total   common
          shareholders' equity by the actual common shares outstanding as of the date indicated.


     10.  Interests of Directors and  Officers;  Transactions  and  Arrangements
     ---------------------------------------------------------------------------
          Concerning the Options
          ----------------------


     The following table sets forth the number of options held by each of our executive offers and directors:

                                                    1986 Plan                1995 Plan               All Plans
                                               --------------------   --------------------    ----------------------
                    Name                        Options        %        Options       %         Options         %
-------------------------------------------    ----------   -------   ----------   -------    ------------    ------
John C. East                                      406,397      9.0%       86,697      5.8%         493,094      7.7%
Anthony Farinaro                                  131,444      2.9         2,556      0.2          134,000      2.1
James R. Fiebiger                                       0      0.0             0      0.0           15,000      0.2
Esmat Z. Hamdy                                    140,572      3.1        31,342      2.1          171,914      2.7
Jos C. Henkens                                          0      0.0             0      0.0           27,500      0.4
Paul Indaco                                       192,687      4.3         4,313      0.3          197,000      3.1
Jacob S. Jacobson                                       0      0.0             0      0.0           25,000      0.4
Dennis G. Kish                                    103,424      2.3        46,576      3.1          150,000      2.3
Fares N. Mubarak                                  143,420      3.2        34,641      2.3          178,061      2.8
Henry L. Perret                                   121,455      2.7        24,296      1.6          145,751      2.3
Frederic N. Schwettmann                                 0      0.0             0      0.0           47,500      0.7
Robert G. Spencer                                       0      0.0             0      0.0           42,500      0.7
David L. Van De Hey                               107,524      2.4        15,102      1.0          122,626      1.9


     o On May 7, 2001, Mr. Farinaro sold 1,245 shares of Actel common stock at a weighted average sale price of $22.50 per share.

     17.  Miscellaneous
     ------------------

     Our SEC reports referred to above include forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities
Litigation Reform Act of 1995. Words such as "anticipates," "believes," "estimates," "expects," intends," "plans," "projects," "seeks," and variations of such words and similar expressions are intended to identify the forward-looking statements. The forward-looking statements include projections and trends relating to acquisitions; amortization of goodwill and other acquisition-related expenses; average selling prices; competition and competitive factors; customer service and technical support; distributors; dividends and retention of earnings; embedded logic strategy; employee relations and hiring; expansion and growth; export licensing; facilities; financial condition and liquidity; gross margin; hardware and software availability and features; intellectual property protection and claims; issuance and repurchase of securities and dilution; litigation and disputes; markets, including the e-appliance, embedded logic, and space markets; process development; product availability and delivery; research and development expenditures; revenues, including international sales; selling, general, and administrative expenditures; useful life estimates; and wafer yields. The safe harbor provisions of the Private Securities Litigation Reform Act of 1995 do not extend to forward-looking statements contained in this Offer Supplement, the Offer to Exchange, the Memorandum from Barbara McArthur dated June 1, 2001, the Election Form, or the Notice to Change Election from Accept to Reject.

     Each forward-looking statement is based on expectations and projections about the semiconductor industry and programmable logic market, and assumptions made by us that reflect our best judgment based on other factors known by us, at the time the forward-looking statement is made, but none of the forward-looking statements are guarantees of future performance. Thus, actual events and results may differ materially from those expressed or forecast in the forward-looking statements due to the risk factors identified in our Annual Report on Form 10-K filed on April 2, 2001, or for other reasons. These risks include, but are not limited to:

     o    "blank check" preferred stock;

     o    change in control arrangements;

     o    competition;

     o    customer concentration;

     o    dependence on communications customers;

     o    dependence on customized manufacturing processes;

     o    dependence on design wins;

     o    dependence on independent assembly subcontractors;

     o    dependence on independent software and hardware developers;

     o    dependence on independent wafer manufacturers;

     o    dependence on international operations;

     o    dependence on key personnel;

     o    dependence on military and aerospace customers;

     o    dividend policy;

     o fluctuations in operating results, including booking and shipment uncertainties, supply problems, and price erosion;

     o    force majeure;

     o    future capital needs;

     o    gross margin;

     o    management of growth;

     o    manufacturing yields;

     o    one-time programmability and in-system reprogrammability;

     o    patent infringement;

     o    potential acquisitions;

     o    protection of intellectual property;

     o    reliance on distributors;

     o    reliance on international sales;

     o    semiconductor industry risks;

     o    technological change and dependence on new product development; and

     o    volatility of stock.



                                                             Actel Corporation
                                                             June 20, 2001